Exhibit 99

                                    Contacts:
                                         AVECOR:              Medtronic:
                                         Curt Swenson         Chris O'Connell
                                         612/371-0000         Investor Relations
                                                              612/514-4971
                                         Greg Melsen
                                         612/391-9000          Dick Reid
                                                               Public Relations
                                                               612/514-3052


                     F O R  I M M E D I A T E  R E L E A S E


                   MEDTRONIC, AVECOR AGREE TO JOIN IN OFFERING
            HIGH-TECHNOLOGY, LOWER-COST CARDIAC SURGERY PRODUCT LINE

     MINNEAPOLIS, MN, July 13, 1998 -- Medtronic, Inc. (NYSE: MDT) and AVECOR Cardiovascular Inc. (Nasdaq: AVEC), both headquartered in Minneapolis, MN, announced today that they had signed an agreement under which Medtronic will acquire AVECOR in a transaction valued at approximately $91 million. The transaction, for which Medtronic will employ purchase accounting, calls for AVECOR shareholders to receive $11.125 in Medtronic stock for each share of AVECOR they now hold.

     "This agreement will lead to a refocusing of Medtronic's surgical perfusion product line to give our customers what they're asking us for: the most advanced technology at the lowest possible cost," said Philip M. Laughlin, president, Medtronic Cardiac Surgery. "By concentrating on the best technologies from both Medtronic and AVECOR, we will augment our offerings of industry-leading products as we streamline manufacturing capabilities and achieve efficiencies of scale."

     AVECOR's AFFINITY(R) blood oxygenator is widely acknowledged to offer advanced technological features as the disposable device that plays the role of the lungs when blood is routed outside the body during major surgery. The company also offers the innovative Affinity blood pump, which replaces the pumping action of the heart. Skip McDaniel, vice president and general manager of Medtronic Perfusion Systems, added that, "We are delighted by the prospect of adding several outstanding devices and the capabilities of the AVECOR organization. They provide a clear opportunity to leverage Medtronic's current strength and enhance our leadership position in supporting cardiac surgery procedures worldwide."

     Medtronic now offers the Medtronic Maxima(R) Forte blood oxygenator, and the Medtronic Bio-pump(R), a centrifugal blood perfusion pump.

     "In the seven years since we started AVECOR, we are proud that the company has become recognized as a technology and market leader with very efficient and low-cost manufacturing capability," said Anthony Badolato, chairman and chief executive officer of AVECOR. "We are pleased to be joining with Medtronic to create what we believe will be the strongest company in the cardiovascular field."

     Badolato will join Medtronic as head of research and product development for the combined Medtronic Perfusion Systems organization.

     In addition to AVECOR shareholder approval, the transaction is subject to customary conditions including Hart-Scott-Rodino clearance. The companies expect completion of the transaction late in 1998.

     AVECOR Cardiovascular Inc. develops, manufactures and markets specialty medical devices for heart/lung bypass surgery and long-term respiratory support. The company's current products include membrane oxygenators, blood reservoirs, blood filters, blood pumps, cardioplegia systems and custom tubing packs.

     Founded in 1991, AVECOR had revenues of $47 million in its most recently completed fiscal year. It has 375 employees.

     Medtronic,   Inc.,  is  the  world's  leading  medical  technology  company specializing in implantable and interventional therapies. Its Internet address is www.medtronic.com.